EXHIBIT 23. 1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Castellum, Inc. of our report dated March 11, 2025, relating to the consolidated financial statements of Castellum, Inc., appearing in the Annual Report on Form 10-K of Castellum, Inc. for the year ended December 31, 2024.

RSM US LLP

McLean, Virginia
September 17, 2025